Exhibit 10.1

Tenant: Health Benefits Direct Corporation
Suite No.: 101
LEASE
     THIS LEASE (“Lease”) is entered into as of the 7th day of July, 2006, between RADNOR PROPERTIES-SDC, L.P., a Delaware limited partnership (“Landlord”), and HEALTH BENEFITS DIRECT CORPORATION, a Delaware corporation, with its principal place of business at Suite 555, Five Radnor Corporate Center, 100 Matsonford Road, Radnor, Pennsylvania 19087 (“Tenant”).
     In consideration of the mutual covenants stated below, and intending to be legally bound, the parties covenant and agree as follows:
     1. PREMISES; CONSTRUCTION.
          (a) Landlord leases to Tenant and Tenant leases from Landlord Suite No. 101, which the parties stipulate and agree is 7,414 rentable square feet shown on the space plan attached hereto as Exhibit “A” (the “Premises”), located in “B” Building”, 150 Radnor-Chester Road, Radnor, Pennsylvania 19087 (the “Building”).
          (b) The Premises shall be delivered to Tenant on an “As Is” basis except for tenant improvements to the Premises to be constructed by Landlord based upon plans and specifications to be prepared by Landlord and approved by Tenant (the “Landlord’s Work”). Landlord will prepare construction drawings (the “CDs”) based upon the agreed-upon plans and specifications for the Landlord’s Work. Tenant shall review and either approve or reject the CDs and all subsequent change orders within three (3) days after receipt. At such time as the parties have agreed upon the final CDs, a list of the final CDs will be attached hereto as Exhibit “E” and made a part hereof.
          (c) Landlord shall only be responsible for payment of a maximum cost of $259,490 [i.e., $35.00 per rentable square foot for the Landlord’s Work] (the “Tenant Allowance”), which shall include a construction management fee of 4.4% payable to Landlord. All reasonable and necessary costs in excess thereof shall be paid by Tenant to Landlord within thirty (30) days after Tenant’s receipt of a statement from Landlord detailing such excess costs. The Landlord’s Work shall include the construction of a new door/entrance way into the Premises. Landlord, at its sole cost and expense, will complete any required renovations to the common areas, including moving an existing demising wall and sealing the door into the existing coatroom as shown on the plan attached hereto as Exhibit “A”.
          (d) If Landlord shall be delayed in completing the Landlord’s Work as a result of (i) Tenant’s failure to approve plans and specifications within the time frame stated by Landlord in its reasonable discretion; (ii) Tenant’s request for materials, finishes or installations other than Landlord’s standard;(iii) Tenant’s changes in the final plans or specifications; or (iv)

the performance or completion of any work, labor or services by a party employed by Tenant (each, a “Tenant’s Delay”); then the commencement of the Term of this Lease and the payment of Fixed Rent hereunder shall be accelerated by the number of days of such delay. If any change, revision or supplement to the scope of the Landlord’s Work is requested by Tenant, then such increased costs associated with such change, revision or supplement shall be paid by Tenant in advance following an accounting of such increased costs to Tenant, and such occurrence shall not change the Commencement Date of the Term and shall not alter Tenant’s obligations under this Lease. Notwithstanding anything to the contrary stated in Article 2 below, the Term shall commence on the date the Premises would have been delivered to Tenant but for the Tenant’s Delay or Tenant’s change order.
          (e) If (i) this Lease is executed by Tenant by July 7, 2006, and (ii) Tenant approves the final construction documents for the Landlord’s Work on or before July 21, 2006, provided Tenant receives copies of the final construction documents for its review on or before July 18, in the event Landlord fails to substantially complete the Landlord’s Work on or before November 30, 2006, for any reason other than a Tenant’s Delay or an event of force majeure, then Tenant shall be entitled to one day’s Fixed Rent free for each day after November 30 during which Landlord fails to substantially complete the Landlord’s Work.
     2. TERM.
          (a) The Term of this Lease shall commence (the “Commencement Date”) on the earlier of (i) the date on which Tenant, with Landlord’s prior consent, assumes possession of the Premises for its Permitted Use, or (ii) upon Landlord’s tendering possession of the Premises to Tenant following the substantial completion of the improvements required to be made by Landlord under Article 1. “Substantial completion” means that the Landlord’s Work has been completed to the extent that the Premises may be occupied by Tenant for its Permitted Use, subject only to completion of minor finishing, adjustment of equipment, and other minor construction aspects, and Landlord has procured a temporary or permanent certificate of occupancy permitting the occupancy of the Premises, if required by law. If Landlord procures a temporary certificate of occupancy, Landlord shall use its commercially reasonable efforts to obtain a permanent certificate of occupancy within thirty (30) days of the Commencement Date. The Term shall be for a period of one hundred twenty-five (125) months (the “Term”) ending on the last day of the 125th full calendar month. The Commencement Date shall be confirmed by Landlord and Tenant by the execution of a Confirmation of Lease Term (“COLT”) in the form attached hereto as Exhibit “B”. If Tenant fails to execute or object to the COLT within ten (10) business days after Tenant’s receipt of the COLT, Landlord’s determination of such dates shall be deemed accepted by Tenant.
          (b) Tenant shall be permitted to have access to the Premises seven (7) days prior to the Commencement Date (the “Pre-Commencement Date Occupancy”) in order to perform certain work that is required for the operation of its business, including, but not limited to, telephone and cable wiring and installation of furniture and equipment. No Rent or other costs or expenses shall be due or otherwise accrue as a result of this Pre-Commencement Date Occupancy. Pre-Commencement Date Occupancy shall be in addition to the Term as provided above and shall not affect any periods of free Rent as provided in this Lease.

          (c) Tenant and its authorized agents, employees and contractors shall have the right, at Tenant’s own risk, expense and responsibility, at all reasonable times prior to the Commencement Date to enter the Premises for the purpose of taking measurements and installing its furnishings, fixtures and equipment, provided that Tenant, in so doing, shall comply with the following provisions:
               (i) Tenant shall first obtain the approval of Landlord, in writing, of the specific work it proposes to perform and shall furnish Landlord with reasonably detailed plans and specifications therefor (such approval not to be unreasonably withheld);
               (ii) The work shall be performed by responsible contractors and subcontractors who shall not prejudice Landlord’s relationship with Landlord’s contractors or subcontractors or the relationship between such contractors and their subcontractors or employees, or disturb harmonious labor relations, and who shall furnish in advance and maintain in effect Workmen’s Compensation Insurance in accordance with statutory requirements and comprehensive public liability insurance (naming Landlord and Landlord’s contractors and subcontractors as additional insureds) with limits satisfactory to Landlord;
               (iii) No such work shall be performed in such manner or at such times as to cause any delay in connection with any work being done by any of Landlord’s contractors or subcontractors in the Premises or in the Building generally (Landlord agrees to notify Tenant of any such delay promptly after Landlord learns of the same);
               (iv) Tenant and its contractors and subcontractors shall be solely responsible for the transportation, safekeeping and storage of materials and equipment used in the performance of such work, for the removal of waste and debris resulting therefrom, and for any damage caused by them to any installations or work performed by Landlord’s contractors and subcontractors.
     3. FIXED RENT; SECURITY DEPOSIT.
          (a) Commencing on the Commencement Date and on the first (1st) day of each month thereafter during the Term, Tenant shall pay to Landlord without notice or demand, and without set-off, deduction or counterclaim, the monthly installment of annual Fixed Rent as set forth below by (i) check sent to Landlord, P.O. Box 8538-363, Philadelphia, PA 19171 or (ii) wire transfer of immediately available funds to the account at Wachovia Bank, Salem NJ account no. 2030000359075 ABA #031201467; such transfer to be confirmed by Landlord’s accounting department upon written request by Tenant. All payments must include the following information: Building #597 and Lease #___. The Lease # will be provided to Tenant in the COLT. Fixed Rent and all other sums due from Tenant under this Lease shall collectively be defined as “Rent”.

PORTION			MONTHLY	ANNUAL
OF TERM	PER R.S.F.		INSTALLMENTS	FIXED RENT
Months 1 – 5	$0.00	+	$0.00	$0.00
Months 6 – 12	$30.00	*¥	$13,095.00	$157,140.00
Months 13 – 17	$30.00	*	$18,535.00	$222,420.00
Months 18 – 29	$30.50	*	$18,843.92	$226,127.00
Months 30 – 41	$31.00	*	$19,152.83	$229,834.00
Months 42 – 53	$31.50	*	$19,461.75	$233,541.00
Months 54 – 65	$32.00	*	$19,770.67	$237,248.00
Months 66 – 77	$32.50	*	$20,079.58	$240,955.00
Months 78 – 89	$33.00	*	$20,388.50	$244,662.00
Months 90 – 101	$33.50	*	$20,697.42	$248,369.00
Months 102 – 113	$34.00	*	$21,006.33	$252,076.00
Months 114 – 125	$34.50	*	$21,315.25	$255,783.00

+	plus any charges set forth in Article 5 below

*	plus any charges set forth in Articles 4 and 5 below

¥	Fixed Rent is based on 5,238 rentable square feet
For purposes of this Lease, Month 1 will be the first full month of the Term after the Commencement Date. Fixed Rent for any partial month of the Term prior to Month 1 will be charged at the same rate as the Fixed Rent for Months 6-12, pro rated for the number of days in the partial month. Any free rent credited to Tenant in accordance with Section 1(d) shall apply beginning in Month 6.
          (b) Tenant shall pay the installment of Fixed Rent for Month 6 and the Security Deposit (as defined below) by two separate checks upon the Tenant’s execution of this Lease. If any amount due from Tenant is not paid to Landlord when due, Tenant shall also pay as Additional Rent (as defined in Article 4 hereof) a late fee of five (5%) percent of the total payment then due. Notwithstanding the above, Landlord agrees not to assess such late charge until five (5) business days have elapsed after Landlord has given Tenant notice of such delinquency; provided, however, that Landlord shall have the right to assess such late charge without notice to Tenant in the event Landlord has given Tenant notice of past delinquencies at least twice during the prior 12 months. The late fee shall accrue on the initial date of a payment’s due date, irrespective of any grace period granted hereunder. Tenant shall be required to pay a security deposit of $100,000 under this Lease (the “Security Deposit”), as security for the prompt and complete performance by Tenant of every provision of this Lease. No interest shall be paid to Tenant on the Security Deposit. If Tenant fails to perform any of its obligations hereunder, Landlord may use, apply or retain the whole or any part of the Security Deposit for the payment of (i) any rent or other sums of money which Tenant may not have paid when due, (ii) any reasonable sum expended by Landlord in accordance with the provisions of this Lease, and/or (iii) any reasonable sum which Landlord may expend or be required to expend by reason of Tenant’s default. The use of the Security Deposit by Landlord shall not prevent Landlord from exercising any other remedy provided by this Lease or by law and shall not operate as either liquidated damages or as a limitation on any recovery to which Landlord may otherwise be entitled. If any portion of the Security Deposit is used, applied or retained by Landlord, Tenant agrees, within five (5) business days after the written demand therefor is made by Landlord, to deposit cash with the Landlord in an amount sufficient to restore the Security Deposit to its original amount. In addition to the foregoing, if monetary Events of Default occur hereunder and such Events of Defaults aggregate in excess of $26,500, Landlord may require Tenant to increase the Security Deposit to the greater of twice the (i) Fixed Rent then paid monthly, or (ii) the initial amount of the Security Deposit. Provided no Event of Default has occurred during the Term (irrespective of the fact that Tenant cured such Event of Default), Landlord shall decrease the amount of the required Security Deposit by $10,000 on the third anniversary of the Commencement Date and on each anniversary thereafter until the required Security Deposit has been reduced to $20,000. If Tenant shall fully comply with all of the provisions of this Lease, the Security Deposit, or any balance thereof, shall be returned to Tenant within thirty (30) days after the later of expiration of the Term or Tenant’s surrender of the Premises as required hereunder. Upon the return of the Security Deposit to the original Tenant hereunder, or the remaining balance thereof, Landlord shall be completely relieved of liability with respect to the Security Deposit. In the event of a transfer of the Building, Landlord shall have the right to transfer the Security Deposit and Landlord shall thereupon be released by Tenant from all liability for the return of such Security Deposit. Upon the assumption of such Security Deposit by the transferee, Tenant agrees to look solely to the new landlord for the return of said Security Deposit.
     4. ADDITIONAL RENT.
          (a) Commencing on January 1, 2007, and in each calendar year thereafter during the Term, Tenant shall pay in advance on a monthly basis to Landlord, Tenant’s Share of the “Recognized Expenses”, without deduction, counterclaim or setoff, to the extent such Recognized Expenses exceed the Recognized Expenses in calendar year 2007 (“Base Year”). Tenant’s Share is 2.21%, which Share may increase or decrease as the Building size increases or decreases. Recognized Expenses are (i) all reasonable operating costs and expenses related to the maintenance, operation and repair of the Building incurred by Landlord, including but not limited to management fee not to exceed five (5%) percent of Rent; common area electric to the extent not paid for by Tenant in accordance with Article 5 below; and capital expenditures and capital repairs and replacements solely to the extent of the amortized costs of same over the useful life of the improvement in accordance with generally accepted accounting principles, and only to the extent such capital expenditure, repair or replacement reduces Recognized Expenses or is required pursuant to any law, statute or ordinance first enacted after the date hereof; (ii) all insurance premiums payable by Landlord for insurance with respect to the Building and (iii) Taxes payable on the Building. “Taxes” shall be defined as all taxes, assessments and other governmental charges, including special assessments for public improvements or traffic districts which are levied or assessed against the Building during the Term or, if levied or assessed prior to the Term, which properly are allocable to the Term, and real estate tax appeal expenditures incurred by Landlord to the extent of any reduction resulting thereby. Nothing herein contained shall be construed to include as Taxes: (A) any inheritance, estate, succession, transfer, gift, franchise, corporation, net income or profit tax or capital levy that is or may be imposed upon Landlord or (B) any transfer tax or recording charge resulting from a transfer of the Building; provided, however, that if at any time during the Term the method of taxation required by law at the commencement of the Term shall be altered so that in lieu of or as a substitute for the whole or any part of the taxes now levied, assessed or imposed on real estate as such there shall be levied, assessed or imposed (i) a tax on the rents received from such real estate, or (ii) a license fee measured by the rents receivable by Landlord from the Premises or any portion thereof, or

(iii) a tax or license fee imposed upon Premises or any portion thereof, then the same shall be included in the computation of Taxes hereunder.
          (b) Recognized Expenses shall not include: (1) attorney’s fees, costs and disbursements and other expenses incurred in connection with negotiations or disputes with tenants, other occupants, or prospective tenants or occupants of the Building; (2) interest and principal payments on debt or payments (principal and interest) on any mortgage, and rental under any ground or underlying leases; (3) reserved; (4) costs of Landlord’s general corporate and/or partnership overhead and general administrative expenses, which would not be chargeable to operating costs of the Building in accordance with generally accepted accounting principles, consistently applied; (5) costs incurred in leasing, advertising for the Building or other marketing or promotional activity specifically and primarily designed for marketing space in the Building; (6) amounts paid to persons or entities affiliated with, controlled by, controlling of, or under common control with, Landlord to the extent such amounts are greater than would have been charged by an unaffiliated third party in an arms-length transaction; (7) the cost of electricity provided to leaseable areas of the Building for so-called lights and plugs (as opposed to common areas or Building systems); (8) reserved; (9) leasing commissions paid to agents of the Landlord, other brokers or any other persons in connection with the leasing of the Premises in the Building as well as sales commissions on any sale of the Building; (10) the cost of tenant installations, decorations and other improvements incurred in connection with preparing space for any existing or prospective Building tenant, including workletters, allowances and concessions; (11) management fees in excess of 5% of applicable gross rentals and other revenues; (12) wages, salaries and benefits paid to any person above the level of building manager; (13) legal and accounting fees relating to (A) disputes with tenants, prospective tenants or other occupants of the Building, (B) disputes with purchasers, prospective purchasers, mortgagees or prospective mortgagees of the Building, or (C) negotiations of leases, contracts of sale or mortgages; (14) costs that are reimbursed out of insurance, warranty or condemnation proceeds, or which are reimbursable by Tenant or by other tenants other than pursuant to an expense escalation clause; (15) costs in the nature of penalties or fines; (16) any costs or expenses (including fines, interest, penalties and legal fees) arising out of Landlord’s failure to timely pay Recognized Expenses or other operating expenses; (17) costs incurred in connection with the removal, remediation, encapsulation or other treatment of asbestos or any other hazardous materials existing in the Premises (or in, on or under the Building), other than for routine testing; and (18) costs of purchasing, installing and replacing art work in the Building.
          (c) Each of the Recognized Expenses shall for all purposes be treated and considered as Additional Rent. Tenant shall pay, in monthly installments in advance, on account of Tenant’s Share of Recognized Expenses, the estimated amount of the increase of such Recognized Expenses for such year in excess of the Base Year as determined by Landlord in its reasonable discretion. Prior to the end of the calendar year in which the Lease commences and thereafter for each successive calendar year (each, a “Lease Year”), or part thereof, Landlord shall send to Tenant a statement of projected increases in Recognized Expenses in excess of the Base Year and shall indicate what Tenant’s Share of Recognized Expenses shall be. The Base Year shall be adjusted to exclude from the Base Year “extraordinary items” incurred in such calendar year. For purposes of this subparagraph, extraordinary items shall mean either (X) cost increases over the prior calendar year of eleven and one quarter percent (11.25%) or more, or (Y)

items which increase Landlord’s total expenses and such items have not been included in the determination of expenses by the Landlord (or the Landlord’s predecessor in interest) for the prior three years of operating the Building. As soon as administratively available, Landlord shall send to Tenant a statement of actual costs for Recognized Expenses for the prior Lease Year showing the Share due from Tenant. In the event the amount prepaid by Tenant exceeds the amount that was actually due then Landlord shall issue a credit to Tenant in an amount equal to the over charge, which credit Tenant may apply to future payments on account of Recognized Expenses until Tenant has been fully credited with the over charge. If the credit due to Tenant is more than the aggregate total of future rental payments, Landlord shall pay to Tenant the difference between the credit in such aggregate total. In the event Landlord has undercharged Tenant, then Landlord shall send Tenant an invoice and accounting with the additional amount due. Landlord also shall provide Tenant with reasonable access to Landlord’s applicable records evidencing such undercharge. In the event that the accounting and records reflect a discrepancy with the invoice, Tenant shall not be required to make any payment on account of the invoice until such time as further supporting documentation is provided to Tenant evidencing amounts due on the invoice. If all accountings and records accurately support the amount invoiced to Tenant then Tenant shall pay such invoice in full within thirty (30) days of Tenant’s receipt of such invoice and accounting, as may be extended in the event of a discrepancy as provided herein.
          (d) In calculating the Recognized Expenses as hereinbefore described including those for the Base Year, if for thirty (30) or more days during the preceding Lease Year less than ninety-five (95%) percent of the rentable area of the Building shall have been occupied by tenants, then the Recognized Expenses attributable to the Building shall be deemed for such Lease Year to be amounts equal to the Recognized Expenses which would normally be expected to be incurred had such occupancy of the Building been at least ninety-five (95%) percent throughout such year, as reasonably determined by Landlord (i.e., taking into account that certain expenses depend on occupancy (e.g., janitorial) and certain expenses do not (e.g., landscaping)). Furthermore, if Landlord shall not furnish any item or items of Recognized Expenses to any portions of the Building because such portions are not occupied or because such item is not required by the tenant of such portion of the Building, for the purposes of computing Recognized Expenses, an equitable adjustment shall be made so that the item of Operating Expense in question shall be shared only by tenants actually receiving the benefits thereof.
     5. ELECTRICITY CHARGES. Landlord shall not be liable for any interruption of any utility service for any reason unless caused by the gross negligence or willful misconduct of Landlord provided that Landlord shall use commercially reasonable efforts to minimize any interruption. Tenant shall pay to Landlord, as Additional Rent, within twenty (20) business days after receipt of Landlord’s billing statement therefor, all charges incurred by Landlord for electricity, such charges to be based upon Tenant’s Share of the Building at Landlord’s actual cost for providing this service. Landlord shall (i) provide the Premises with electricity for lighting and usual office equipment, and (ii) during the hours of 8:00 A.M. to 6:00 P.M. on weekdays and on Saturdays from 8:00 A.M. to 1:00 P.M. (“Working Hours”), excluding legal holidays, furnish the Premises with heat and air-conditioning in the respective seasons. At any hours other than Working Hours, such HVAC services will be provided at Tenant’s expense at $75.00 per hour. Notwithstanding anything herein to the contrary, if Landlord reasonably determines that Tenant’s use of electricity is excessive, after providing Tenant with reasonable notice of such excessive use and such excessive use continues for more than sixty (60) days after Tenant’s receipt of such notice, Tenant agrees to pay for the installation of a separate electric meter to measure electrical usage in excess of normal office use and to pay Landlord for all such excess electricity registered in such submeter.
     6. SIGNS; USE OF PREMISES AND COMMON AREAS.
          (a) Landlord shall provide the original Tenant hereinabove named with standard identification signage on all Building directories and at the entrance to the Premises. No other signs shall be placed, erected or maintained by Tenant at any place upon the Premises or Building. Tenant’s use of the Premises shall be limited to general office use and storage incidental thereto (“Permitted Use”). The Permitted Use shall be subject to all applicable laws and governmental rules and regulations and to all reasonable requirements of the insurers of the Building. Tenant shall not install in or for the Premises any equipment which requires more electric current than is standard. Tenant shall have the right, non-exclusive and in common with others, to use (i) the exterior paved driveways and walkways of the Building for vehicular and pedestrian access to the Building, (ii) the internal common area, including elevators and (iii) the designated parking areas of the Building for the parking of automobiles of Tenant and its employees and business visitors; provided Landlord shall have the right in its sole discretion and from time to time, to construct, maintain, operate, repair, close, limit, take out of service, alter, change and modify all or any part of the common areas of the Building, including without limitation, reasonably restrict or limit Tenant’s utilization of the parking areas in the event the same become overburdened and in such case to equitably allocate on proportionate basis or assign parking spaces among Tenant and the other tenants of the Building.
          (b) Tenant shall have the non-exclusive right to use five (5) unreserved parking spaces in the Building garage.
     7. ENVIRONMENTAL MATTERS. Tenant shall not generate, manufacture, refine, transport, treat, store, handle, dispose, bring or otherwise cause to be brought or permit any of its agents, employees, contractors or invitees to bring in, on or about any part of the Premises or Building any hazardous substance or hazardous waste in violation of applicable law, provided that office equipment and cleaning and maintenance materials that contain hazardous substances may be used or stored on the Premises provided that such use or storage is incident to and reasonably necessary for the operation of the Premises by Tenant for the Permitted Use and is in compliance with applicable laws, ordinances and regulations.
     8. TENANT’S ALTERATIONS. Tenant will not cut or drill into or secure any fixture, apparatus or equipment or make material alterations, improvements or physical additions (collectively, “Alterations”) to any part of the Premises without first obtaining the written consent of Landlord, such consent not to be unreasonably withheld, conditioned or delayed. Tenant shall have the right to make interior non-structural alterations, additions and improvements costing less than $10,000 without Landlord’s prior consent provided that such interior non-structural alterations, additions and improvements do not affect the mechanical, electrical and plumbing systems within the Premises or the Building. Tenant will obtain

Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, before making any interior non-structural alterations, additions or improvements costing in excess of $10,000 and/or which affect the mechanical, electrical or plumbing systems. Tenant shall be obligated to remove all alterations, additions or improvements with the exception of the Landlord’s Work prior to the expiration of the Term unless Landlord advises Tenant in writing that Tenant may abandon any such alterations, additions or improvements at the end of the Term. Notwithstanding anything in this Lease to the contrary, all furniture, movable trade fixtures and equipment (including telephone, security and communication equipment system wiring and cabling) installed by or for Tenant, its assignees or sublessees shall be removed by Tenant at the termination of this Lease.
     9. ASSIGNMENT AND SUBLETTING.
          (a) Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, assign this Lease or any interest herein or sublet the Premises or any part thereof. Any of the foregoing acts without such consent shall be void. If at any time during the Term Tenant desires to assign this Lease or sublet all or any part of the Premises, Tenant shall give notice to Landlord of such desire, the proposed occupancy date by the assignee or sublessee, and in the instance of a proposed sublease, the square footage to be subleased and a statement of the duration of the proposed sublease (which shall in any and all events expire by its terms prior to the scheduled expiration of this Lease, and immediately upon the sooner termination hereof). Landlord may, at its option, exercisable by notice given to Tenant within fifteen (15) days next following Landlord’s receipt of Tenant’s notice, elect to recapture the Premise if Tenant is proposing to sublet or terminate this Lease in the event of an assignment. If Landlord does not elect to recapture the Premises, Tenant may, within the next sixty (60) days following expiration of the 15-day period, submit to Landlord a proposal to assign this Lease or sublet all or any part of the Premises. Such notice shall include the name, address and contact party for the proposed assignee or subtenant, the effective date of the proposed assignment or sublease (including the proposed occupancy date by the proposed assignee or sublessee), and in the instance of a proposed sublease, the square footage to be subleased, a floor plan professionally drawn to scale depicting the proposed sublease area, and a statement of the duration of the proposed sublease. Landlord shall approve or reject Tenant’s request within thirty (30) days after Landlord receives Tenant’s request containing all of the information listed above. Landlord’s consent shall be deemed given if Tenant does not receive Landlord’s denial of the proposed assignment or sublease within thirty (30) days after Tenant’s providing the initial Landlord notice as provided herein. Regardless of Landlord’s consent, no subletting or assignment shall release Tenant of Tenant’s obligation or alter the primary liability of Tenant to pay the Rent and to perform all other obligations to be performed by Tenant hereunder for the remainder of the then current Lease Term. Landlord shall be entitled to a $250 fee for consenting to any sublet or assignment. Permitting contract agents or employees to occupy space on the Premises shall not be considered an assignment or sublease as provided in this Article 9.
          (b) Tenant may, after notice to but without the consent of Landlord and without triggering any termination, recapture or rent-sharing rights on the part of Landlord, assign this Lease to an affiliated corporation, partnership or entity (i.e., a corporation or entity

50% or more of whose capital stock or ownership interest is owned by the same stockholders, partners or members owning 50% or more of Tenant’s capital stock or ownership interests), parent or subsidiary corporation of Tenant or to a corporation, partnership or entity to which it sells or assigns all or substantially all of its assets or stock or interests or with which it may be consolidated or merged, provided such purchasing, consolidated, merged, affiliated or subsidiary corporation, partnership or entity shall, in writing, assume and agree to perform all of the obligations of Tenant under this Lease, shall have a net worth at least equal to the greater of (i) Tenant’s net worth on the date of execution of this Lease or (ii) Tenant’s net worth on the date of assignment of this Lease, and shall deliver such assumption with a copy of such assignment to Landlord within ten (10) days thereafter, and provided further that Tenant shall not be released or discharged from any liability under this Lease by reason of such assignment.
          (c) The parties agree that it shall not be unreasonable for Landlord to withhold its consent to any assignment or sublease if: (i) the proposed assignee or sublessee shall have a net worth which is not acceptable to Landlord in Landlord’s reasonable discretion; (ii) the proposed assignee or sublessee shall have no reliable credit history or an unfavorable credit history, or other reasonable evidence exists that the proposed assignee or sublessee will experience difficulty in satisfying its financial or other obligations under this Lease; (iii) the proposed assignee or sublessee, in Landlord’s reasonable opinion, is not reputable and of good character; (iv) the portion of the Premises requested to be subleased renders the balance of the Premises unleasable as a separate area; (v) Tenant is proposing a sublease at a rental or subrental rate which is less than eighty-five percent (85%) of the then fair market rental rate for the portion of the Premises being subleased or assigned, or Tenant is proposing to assign or sublease to an existing tenant of the Building or another property owned by Landlord or any of its affiliates, or to another prospect with whom Landlord or any of its affiliates is then negotiating; (vi) the proposed assignee or sublessee will cause Landlord’s existing parking facilities to be reasonably inadequate or in violation of code requirements, or require Landlord to increase the parking area or the number of parking spaces to meet code requirements, or the nature of such party’s business shall reasonably require more than four (4) parking spaces per 1,000 rentable square feet of floor space, or (vii) the nature of such party’s proposed business operation would or might reasonably permit or require the use of the Premises in a manner inconsistent with the “Permitted Use” specified herein, would or might reasonably otherwise be in conflict with express provisions of this Lease, would or might reasonably violate the terms of any other lease for the Building, or would, in Landlord’s reasonable judgment, otherwise be incompatible with other tenancies in the Building.
     10. LANDLORD’S RIGHT OF ENTRY. Landlord and persons authorized by Landlord may enter the Premises at all reasonable times upon reasonable advance 24 hours notice (or any time without notice in the case of an emergency). Landlord shall not be liable for inconvenience to or disturbance of Tenant by reason of any such entry; provided, however, that in the case of repairs or work, such shall be done, so far as practicable, so as to not unreasonably interfere with Tenant’s use of the Premises.
11.	REPAIRS AND MAINTENANCE; COMMON AREAS; BUILDING SERVICES.

          (a) Repairs and Maintenance.
               (i) Tenant, at its sole cost and expense, shall keep and maintain the Premises in good order and condition, free of rubbish, and shall promptly make all non-structural repairs necessary to keep and maintain such good order and condition. Tenant shall have the option of replacing lights, ballasts, tubes, ceiling tiles, outlets and similar equipment itself or it shall have the ability to advise Landlord of Tenant’s desire to have Landlord make such repairs. If requested by Tenant, Landlord shall make such repairs to the Premises within a reasonable time of notice to Landlord and shall charge Tenant for such services at Landlord’s standard rate for such services (such rate to be competitive with the market rate for such services). When used in this Article 11, the term “repairs” shall include replacements and renewals when necessary. All repairs made by Tenant or Landlord shall utilize materials and equipment which are at least equal in quality and usefulness to those originally used in constructing the Building and the Premises.
               (ii) Landlord shall keep, repair and maintain (or shall assure the performance of same) the roof and structural members of the Premises and Building, the common areas, the core lavatories and any Landlord-installed ADA-compliant lavatories (regardless of whether they be within the Premises), mechanical, plumbing and electrical equipment (including the portion thereof within the Premises, other than any of Tenant’s specialty equipment as may be required), heating, ventilation, or air-conditioning equipment serving both the Premises and the Building and the exterior and architectural finish of the Building, all in good condition during the Term and consistent with first-class standards for office buildings in Radnor, Pennsylvania. Landlord shall, in addition, cause to be supplied appropriate snow removal for the sidewalks of the Building. Tenant shall promptly upon discovery give Landlord written notice of any defect or need for repairs for which Landlord is responsible, after which notice Landlord shall have reasonable opportunity to repair same or cure such defect. For the purposes of making any repairs or replacements or performing any maintenance, Landlord may temporarily block, close or change any entrances, doors, corridors, elevators, or other facilities in the Building or in the Premises, and may temporarily close, block or change sidewalks, driveways or parking areas of the property, provided that Landlord, in doing so, shall use commercially reasonable efforts to minimize interference with Tenant’s use and enjoyment of the Premises. Landlord shall provide the janitorial services for the Premises set forth on Exhibit “C”.
          (b) Common Areas. During the Term of this Lease, Landlord grants to Tenant, its employees, customers and invitees, a nonexclusive license to use, in common with all others to whom Landlord have granted or may hereafter grant a license for use, the common areas of the Building, including but not limited to, the sidewalks, lobbies, halls, passages, exits, entrances, elevators, stairways, and restrooms, all to the extent attributable to the office portions of the Building and/or to the office uses of the Building (collectively, the “Common Areas”).

          (c) Building Services.
               (i) Landlord shall cause electric power to be provided to the Premises, sufficient for normal office use including the operation of Tenant’s office equipment (as well as any equipment expressly contemplated by the Landlord’s Work).
               (ii) Landlord shall provide water for drinking, lavatory and toilet purposes from the regular Building supply.
               (iii) Landlord agrees that it shall (1) provide and maintain heat during the normal heating season to maintain an average indoor dry bulb temperature of not less than 68 degrees Fahrenheit when the dry outdoor bulb temperature is 0 degrees or more Fahrenheit, and (2) provide and maintain comfort cooling for an average indoor dry bulb temperature of not more than 78 degrees Fahrenheit when the outside dry bulb temperature is 95 degrees or less Fahrenheit.
               (iv) Landlord shall provide or cause to be provided passenger elevator service, if necessary, during Working Hours with appropriate and reasonable service availability after such hours.
               (v) Tenant shall have access to the Premises at all times, 24 hours per day, 7 days per week, 365 days per year, subject to (i) casualty and other matters beyond Landlord’s reasonable control, and (ii) such security measures as may from time to time be established for the Building.
          (d) Service Interruption. Tenant hereby acknowledges that any one or more of the utilities or building services specified in this Article 11 may be interrupted or diminished temporarily by Landlord or other person due to repairs, alterations or other improvements to the Property or Building, or by reason of events or causes which are beyond Landlord’s reasonable control. Landlord shall use commercially reasonable efforts, in the event of any such interruption or diminution, to cause the necessary levels of service to be restored as promptly as practicable. Notwithstanding the foregoing, if such utilities or services provided by Landlord are interrupted for a period of more than five (5) consecutive business days and such interruption is due to the failure of causes within Landlord’s reasonable control and not to force majeure, or for a period of more than ten (10) consecutive business days regardless of cause, then following the expiration of such 5-day or 10-day period, as appropriate, to the extent that Tenant is unable to utilize the Premises or portions thereof or to the extent that its use and enjoyment of the Premises is materially diminished, the Rent shall be equitably abated, and Tenant shall not be required to pay any charge for utilities provided by Landlord to the portion of the Premises not utilized by Tenant as a result of the impairment. Furthermore, if such interruption is due to Landlord’s fault or the failure of causes within Landlord’s reasonable control and not to force majeure, and continues for a period in excess of ninety (90) consecutive days, then Tenant shall have the right, upon ten (10) days’ prior notice to Landlord, to terminate this Lease (the “Interruption Termination Right”), and this Lease shall terminate on said 10th day unless the services in question are restored prior to the expiration of such 10-day period.

     12. INSURANCE; SUBROGATION RIGHTS.
          (a) Tenant shall obtain and keep in force at all times during the Term hereof, at its own expense, commercial general liability insurance including contractual liability and personal injury liability and all similar coverage, with combined single limits of $2,000,000.00 on account of bodily injury to or death of one or more persons as the result of any one accident or disaster and on account of damage to property, or in such other amounts as Landlord may from time to time reasonably require. Tenant shall also require its movers to procure and deliver to Landlord a certificate of insurance naming Landlord as an additional insured. Tenant shall, at its sole cost and expense, maintain in full force and effect on all Tenant’s trade fixtures, equipment and personal property on the Premises, a policy of “special form” property insurance covering the full replacement value of such property. All liability insurance required hereunder shall not be subject to cancellation without at least thirty (30) days prior notice to all insureds, and shall name Tenant as insured and Landlord and Brandywine Realty Trust as additional insureds, and, if requested by Landlord, shall also name as an additional insured any mortgagee or holder of any mortgage which may be or become a lien upon any part of the Premises. Prior to the commencement of the Term, Tenant shall provide Landlord with certificates which evidence that the coverages required have been obtained for the policy periods. Tenant shall also furnish to Landlord throughout the Term replacement certificates at least thirty (30) days prior to the expiration dates of the then current policy or policies. All the insurance required under this Lease shall be issued by insurance companies authorized to do business in the Commonwealth of Pennsylvania with a financial rating of at least an A-X as rated in the most recent edition of Best’s Insurance Reports and in business for the past five years. The limit of any such insurance shall not limit the liability of Tenant hereunder. If Tenant fails to maintain such insurance, Landlord may, but is not required to, procure and maintain the same, at Tenant’s expense to be reimbursed by Tenant as Additional Rent within ten (10) days of written demand. Any deductible under such insurance policy in excess of Twenty Five Thousand Dollars ($25,000) must be approved by Landlord in writing prior to issuance of such policy. Tenant shall not self-insure without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Each party hereto, and anyone claiming through or under them by way of subrogation, waives and releases any cause of action it might have against the other party and Brandywine Realty Trust and their respective employees, officers, members, partners, trustees and agents, on account of any loss or damage that is insured against under any insurance policy required to be obtained hereunder. Each party agrees that it will use its best efforts to cause its insurance carrier to endorse all applicable policies waiving the carrier’s right of recovery under subrogation or otherwise against the other party.
          (b) Landlord shall obtain and maintain the following insurance during the Term of this Lease: (i) replacement cost insurance including “special form” property insurance on the Building, (ii) builder’s risk insurance for the Landlord’s Work, and (iii) commercial general liability insurance (including bodily injury and property damage) covering Landlord’s operations at the Building in amounts reasonably required by Landlord’s lender or Landlord.
     13. INDEMNIFICATION. Tenant shall defend, indemnify and hold harmless Landlord, Brandywine Realty Trust and their respective employees and agents from and against any and all third-party claims, actions, damages, liability and expense (including all reasonable attorney’s fees, expenses and liabilities incurred in defense of any such claim or any action or proceeding brought thereon) arising from any activity, work or things done, permitted or suffered by Tenant or its agents, licensees or invitees in or about the Premises or Building contrary to the requirements of this Lease, and any negligence or willful act of Tenant or any of Tenant’s agents, contractors, employees or invitees. Without limiting the generality of the foregoing, Tenant’s obligations shall include any case in which Landlord or Brandywine Realty Trust shall be made a party to any litigation commenced by or against Tenant, its agents, subtenants, licensees, concessionaires, contractors, customers or employees, in which case Tenant shall defend, indemnify and hold harmless Landlord and Brandywine Realty Trust and shall pay all costs, expenses and reasonable attorney’s fees incurred or paid by Landlord and Brandywine Realty Trust in connection with such litigation, after notice to Tenant and Tenant’s refusal to defend such litigation, and upon notice from Landlord shall defend the same at Tenant’s expense by counsel satisfactory to Landlord.
     14. FIRE DAMAGE. If (i) the casualty damage is of a nature or extent that, in Landlord’s reasonable judgment, the repair and restoration work would require more than two hundred ten (210) consecutive days to complete after the casualty (assuming normal work crews not engaged in overtime), or (ii) more than thirty (30%) percent of the total area of the Building is extensively damaged, or (iii) the casualty occurs in the last Lease Year of the Term and Tenant has not exercised a renewal right or (iv) insurance proceeds are unavailable or insufficient, either party shall have the right to terminate this Lease and all the unaccrued obligations of the parties hereto, by sending written notice of such termination to the other within thirty (30) days of the date of casualty. Such notice is to specify a termination date no less than fifteen (15) days after its transmission. In the event of damage or destruction to the Premises or any part thereof as set forth in subsections (i), (ii) or (iii) above and neither party has terminated this Lease, Tenant’s obligation to pay Fixed Rent and Additional Rent shall be equitably adjusted or abated for such time as the Premises is not capable of being used by Tenant for its Permitted Use. In the event of damage or destruction to the Premises or any part thereof as set forth in subsections (i), (ii) or (iii) above occurs and neither party terminates this Lease, Landlord agrees to use commercially reasonable efforts to repair, at its sole cost and expense, any and all damage to the Building and/or Premises as quickly as possible.
     15. SUBORDINATION; RIGHTS OF MORTGAGEE. This Lease shall be subordinate at all times to the lien of any mortgages now or hereafter placed upon the Premises and/or Building and land of which they are a part without the necessity of any further instrument or act on the part of Tenant to effectuate such subordination. Tenant further agrees to execute and deliver within ten (10) days of demand such further instrument evidencing such subordination and attornment as shall be reasonably required by any mortgagee. If Landlord shall be or is alleged to be in default of any of its obligations owing to Tenant under this Lease, Tenant shall give to the holder of any mortgage (the “Mortgagee”) now or hereafter placed upon the Premises and/or Building, notice by overnight mail of any such default which Tenant shall have served upon Landlord. Tenant shall not be entitled to exercise any right or remedy as there may be because of any default by Landlord without having given such notice to the Mortgagee. If Landlord shall fail to cure such default, the Mortgagee shall have forty-five (45) additional days within which to cure such default.

     16. CONDEMNATION. If in Landlord’s reasonable judgment a taking renders the Building unsuitable, this Lease shall, at either party’s option, terminate as of the date title to the condemned real estate vests in the condemnor, and the Rent herein reserved shall be apportioned and paid in full by Tenant to Landlord to that date and all rent prepaid for the period beyond that date shall forthwith be repaid by Landlord to Tenant and neither party shall thereafter have any liability hereunder. If this Lease is not terminated after any such taking or condemnation, the Fixed Rent and the Additional Rent shall be equitably reduced in proportion to the area of the Premises which has been taken for the balance of the Term. Tenant shall have the right to make a claim against the condemnor for moving expenses and business dislocation damages to the extent that such claim does not reduce the sums otherwise payable by the condemnor to Landlord.
     17. ESTOPPEL CERTIFICATE. Each party agrees at any time and from time to time, within ten (10) days after the other party’s written request, to execute and deliver to the other party a written instrument in recordable form certifying all information reasonably requested.
     18. DEFAULT. If:
          (a) Tenant fails to pay any installment of Rent when due; provided, however, Landlord shall provide written notice of the failure to pay such Rent and Tenant shall have a five (5) business day grace period from its receipt of such Landlord’s notice within which to pay such Rent without creating a default hereunder; further provided, however, that Landlord need not give any such notice, and Tenant shall not be entitled to any such period of grace, more than twice in any twelve (12) month period. Any late fee payable by Tenant shall be due in accordance with the terms and conditions set forth in Article 3 regardless of any grace period set forth in this Article 18; (b) Tenant “abandons” the Premises. “Abandon” shall be defined as Tenant’s ceasing to occupy the Premises and the removal of substantially all of its furniture and equipment and personal property from the Premises for a period of thirty (30) consecutive days; provided, however, that Tenant shall not be deemed to have “abandoned” the Premises if (i) Tenant requires space larger than the Premises and Landlord is unable to accommodate Tenant’s needs within the Building, or (ii) Tenant has retained a broker or has publicly advertised or commenced other efforts to sublease the Premises or assign this Lease and is actively seeking a subtenant or assignee for the Premises; (c) Tenant fails to bond over a construction or mechanics lien within ten (10) business days of demand; (d) Tenant fails to observe or perform any of Tenant’s other non-monetary agreements or obligations herein contained within ten (10) business days after notice is received by Tenant specifying the default, or the expiration of such additional time period as is reasonably necessary to cure such default, provided Tenant immediately commences and thereafter proceeds with all due diligence and in good faith to cure such default; then, in any such event, an “Event of Default” shall be deemed to exist and Tenant shall be in default hereunder.
          If an Event of Default shall occur, the following provisions shall apply and Landlord shall have, in addition to all other rights and remedies available at law or in equity, including the right to terminate the Lease, the rights and remedies set forth herein, which may be exercised upon or at any time following the occurrence of an Event of Default: 1. Acceleration of Rent. By notice to Tenant, Landlord shall have the right to accelerate all Rent and all expense due hereunder and otherwise payable in installments over the remainder of the Term; and the amount of accelerated rent to the termination date, without further notice or demand for payment, shall be due and payable by Tenant within ten (10) business days after Landlord has so notified Tenant, such amount collected from Tenant shall be discounted to present value using an interest rate of six percent (6%) per annum. Additional Rent which has not been included, in whole or in part, in accelerated rent, shall be due and payable by Tenant during the remainder of the Term, in the amounts and at the times otherwise provided for in this Lease. 2. Landlord’s Damages. The damages which Landlord shall be entitled to recover from Tenant shall be the sum of: (i) all Fixed Rent and Additional Rent accrued and unpaid as of the termination date; and (ii)(a) all reasonable costs and expenses incurred by Landlord in recovering possession of the Premises, including legal fees, and removal and storage of Tenant’s property, (ii)(b) the reasonable costs and expenses of restoring the Premises to the condition in which the same were to have been surrendered by Tenant as of the expiration of the Term, and (ii)(c) the reasonable costs of reletting commissions; and (iii) all Fixed Rent and Additional Rent otherwise payable by Tenant over the remainder of the Term as reduced to present value and all consequential damages relating to Tenant’s breach of this Lease. Less deducting from the total determined under subsections (i), (ii) and (iii) above, all Rent which Landlord receives from other tenant(s) by reason of the leasing of the Premises during any period falling within the otherwise remainder of the Term. Landlord agrees to use reasonable efforts to mitigate its damages, provided that Landlord shall not be liable to Tenant for its inability to mitigate damages if it shall endeavor to relet the Premises in like manner as it offers other comparable vacant space or property available for leasing to others in the Radnor submarket. 3. Landlord’s Right to Cure. Without limiting the generality of the foregoing, if Tenant shall fail to perform any of its obligations hereunder, Landlord may, in addition to any other rights it may have in law or in equity, cure such default on behalf of Tenant, and Tenant shall reimburse Landlord upon demand for any sums paid or costs incurred by Landlord in curing such default, including reasonable attorneys’ fees and other legal expenses, together with interest at a rate of ten (10%) percent (“Default Rate”) from the dates of Landlord’s incurring of costs or expenses. 4. Interest on Damage Amounts. Any sums payable by Tenant hereunder, which are not paid after the same shall be due, shall bear interest at the Default Rate. 5. No Waiver by Landlord. No delay or forbearance by Landlord in exercising any right or remedy hereunder, or Landlord’s undertaking or performing any act or matter which is not expressly required to be undertaken by Landlord shall be construed, respectively, to be a waiver of Landlord’s rights or to represent any agreement by Landlord to undertake or perform such act or matter thereafter. Waiver by Landlord of any breach by Tenant of any covenant or condition herein contained (which waiver shall be effective only if so expressed in writing by Landlord) or failure by Landlord to exercise any right or remedy in respect of any such breach shall not constitute a waiver or relinquishment for the future of Landlord’s right to have any such covenant or condition duly performed or observed by Tenant, or of Landlord’s rights arising because of any subsequent breach of any such covenant or condition nor bar any right or remedy of Landlord in respect of such breach or any subsequent breach.
          WHEN THIS LEASE OR TENANT’S RIGHT OF POSSESSION SHALL BE TERMINATED BY COVENANT OR CONDITION BROKEN, OR FOR ANY OTHER REASON, EITHER DURING THE TERM OF THIS LEASE OR ANY RENEWAL OR

EXTENSION THEREOF, AND ALSO WHEN AND AS SOON AS THE TERM HEREBY CREATED OR ANY EXTENSION THEREOF SHALL HAVE EXPIRED, IT SHALL BE LAWFUL FOR ANY ATTORNEY AS ATTORNEY FOR TENANT TO FILE AN AGREEMENT FOR ENTERING IN ANY COMPETENT COURT AN ACTION TO CONFESS JUDGMENT IN EJECTMENT AGAINST TENANT AND ALL PERSONS CLAIMING UNDER TENANT, WHEREUPON, IF LANDLORD SO DESIRES, A WRIT OF EXECUTION OR OF POSSESSION MAY ISSUE FORTHWITH, WITHOUT ANY PRIOR WRIT OF PROCEEDINGS, WHATSOEVER, AND PROVIDED THAT IF FOR ANY REASON AFTER SUCH ACTION SHALL HAVE BEEN COMMENCED THE SAME SHALL BE DETERMINED AND THE POSSESSION OF THE PREMISES HEREBY DEMISED REMAIN IN OR BE RESTORED TO TENANT, LANDLORD SHALL HAVE THE RIGHT UPON ANY SUBSEQUENT DEFAULT OR DEFAULTS, OR UPON THE TERMINATION OF THIS LEASE AS HEREINBEFORE SET FORTH, TO BRING ONE OR MORE ACTION OR ACTIONS AS HEREINBEFORE SET FORTH TO RECOVER POSSESSION OF THE SAID PREMISES.
          In any action to confess judgment in ejectment, Landlord shall first cause to be filed in such action an affidavit made by it or someone acting for it setting forth the facts necessary to authorize the entry of judgment, of which facts such affidavit shall be conclusive evidence, and if a true copy of this Lease (and of the truth of the copy such affidavit shall be sufficient evidence) be filed in such action, it shall not be necessary to file the original as a warrant of attorney, any rule of Court, custom or practice to the contrary notwithstanding.
                                                   (INITIAL). TENANT WAIVER. TENANT SPECIFICALLY ACKNOWLEDGES THAT TENANT HAS VOLUNTARILY, KNOWINGLY AND INTELLIGENTLY WAIVED CERTAIN DUE PROCESS RIGHTS TO A PREJUDGMENT HEARING BY AGREEING TO THE TERMS OF THE FOREGOING PARAGRAPHS REGARDING CONFESSION OF JUDGMENT. TENANT FURTHER SPECIFICALLY AGREES THAT IN THE EVENT OF DEFAULT, LANDLORD MAY PURSUE MULTIPLE REMEDIES INCLUDING OBTAINING POSSESSION PURSUANT TO A JUDGMENT BY CONFESSION AND ALSO OBTAINING A MONEY JUDGMENT FOR PAST DUE AND ACCELERATED AMOUNTS AND EXECUTING UPON SUCH JUDGMENT. IN SUCH EVENT AND SUBJECT TO THE TERMS SET FORTH HEREIN, LANDLORD SHALL PROVIDE FULL CREDIT TO TENANT FOR ANY MONTHLY CONSIDERATION WHICH LANDLORD RECEIVES FOR THE LEASED PREMISES IN MITIGATION OF ANY OBLIGATION OF TENANT TO LANDLORD FOR THAT MONEY. FURTHERMORE, TENANT SPECIFICALLY WAIVES ANY CLAIM AGAINST LANDLORD AND LANDLORD’S COUNSEL FOR VIOLATION OF TENANT’S CONSTITUTIONAL RIGHTS IN THE EVENT THAT JUDGMENT IS CONFESSED PURSUANT TO THIS LEASE.
     19. SURRENDER. Tenant shall, at the expiration of the Term, as such Term may be extended in accordance with Article 29 below, promptly quit and surrender the Premises in good order and condition, subject to normal wear and tear and damage by casualty, and in conformity with the applicable provisions of this Lease. Tenant shall have no right to hold over beyond the expiration of the Term and in the event Tenant fails to deliver possession of the Premises as herein provided, Tenant’s occupancy shall not be construed to effect or constitute anything other than a tenancy at sufferance. During any period of occupancy beyond the expiration of the Term the amount of rent owed to Landlord by Tenant shall automatically increase, at Landlord’s option, to one hundred fifty percent (150%) of the monthly installment of Rent applicable during the last month of the Term for the first thirty (30) days of such continued occupancy and two hundred percent (200%) of the monthly installment of Base Rent applicable during the last month of the Term thereafter, as those sums are at that time calculated under the provisions of the Lease. The acceptance of rent by Landlord or the failure or delay of Landlord in notifying or evicting Tenant following the expiration or sooner termination of the Term shall not create any tenancy rights in Tenant and any such payments by Tenant may be applied by Landlord against its costs and expenses, including attorney’s fees, incurred by Landlord as a result of such holdover.
     20. RULES AND REGULATIONS. At all times during the Term, Tenant, its employees, agents, invitees and licenses shall comply with all rules and regulations specified on Exhibit “D” attached hereto and made a part hereof, together with all reasonable rules and regulations as Landlord may from time to time promulgate provided they do not materially increase the financial burdens of Tenant or take away any rights specifically provided to Tenant in this Lease. In the event of an inconsistency between the rules and regulations and this Lease, the provisions of this Lease shall control. Landlord agrees that the rules and regulations shall not be enforced so as to discriminate against Tenant or unreasonably interfere with Tenant’s use of the Premises and that the rules and regulations shall be enforced uniformly against all tenants in the Building; provided, however, that Landlord shall not be liable to Tenant for Landlord’s failure to enforce the rules and regulations against any other tenants.
     21. GOVERNMENTAL REGULATIONS. Tenant shall, in the use and occupancy of the Premises and the conduct of Tenant’s business or profession therein, at all times comply with all applicable laws, ordinances, orders, notices, rules and regulations of the federal, state and municipal governments. Landlord shall be responsible for compliance with Title III of the Americans with Disabilities Act of 1990, 42 U.S.C. §12181 et seq. and its regulations, (collectively, the “ADA”) (i) as to the design and construction of exterior and interior common areas (e.g. sidewalks and parking areas) and (ii) with respect to the initial design and construction by Landlord. Landlord represents and warrants that, to its knowledge, on the Commencement Date of this Lease that the Building and Premises shall be in compliance with all laws, codes and ordinances. In the event either the Building and/or Premises are not in compliance with all laws, codes and ordinances in effect as of the Commencement Date, Landlord shall cure such violation or deficiency at its sole cost and expense. Except as set forth above in the initial sentence hereto, Tenant shall be responsible for compliance with the ADA in all other respects concerning the use and occupancy of the Premises, which compliance shall include, without limitation (i) provision for full and equal enjoyment of the goods, services, facilities, privileges, advantages or accommodations of the Premises as contemplated by and to the extent required by the ADA, (ii) compliance relating to requirements under the ADA or amendments thereto arising after the date of this Lease and (iii) compliance relating to the design, layout, renovation, redecorating, refurbishment, alteration, or improvement to the Premises made or requested by Tenant at any time following completion of the Landlord’s Work.

     22. NOTICES. Wherever a notice is required, notice shall be deemed to have been duly given if in writing and either: (i) personally served; (ii) delivered by pre-paid nationally recognized overnight courier service; (iii) forwarded by Registered or Certified mail, return receipt requested, postage prepaid; (iv) facsimile with a copy mailed by first class U.S. mail or (v) e-mailed with evidence of receipt and delivery of a copy of the notice by first class mail; in all such cases addressed to the parties at the following addresses:

Tenant:	Health Benefits Direct Corporation
100 Matsonford Road, Suite 555
5 Radnor Corporate Center
Radnor, PA 19087
Attn: P. Pete Zografakis
Fax No: 610-971-6188
E-Mail: pzografakis@hbdc.com

Landlord:	Radnor Properties-SDC, L.P.	Brandywine Realty Trust
	555 East Lancaster Avenue, Suite 100	555 East Lancaster Avenue, Suite 100
	Radnor, PA 19087	Radnor, PA 19087
	Attn: David S. Ryder	Attn: Brad A. Molotsky, General Counsel
	Fax No.: 610-325-5622	Fax No.: 610-832-4928
	E-Mail: david.ryder@bdnreit.com	E-Mail: brad.molotsky@bdnreit. com
     Each such notice shall be deemed to have been given to or served upon the party to which addressed on the date the same is delivered or delivery is refused.
     23. BROKERS. Landlord and Tenant each represents and warrants to the other that such party has had no dealings, negotiations or consultations with respect to the Premises or this transaction with any broker or finder other than The Binswanger Companies. Landlord agrees that it shall be solely liable to pay any and all commissions due to Binswanger. Each party shall indemnify and hold the other harmless from and against all liability, cost and expense, including attorney’s fees and court costs, arising out of any misrepresentation or breach of warranty under this Article.
     24. LANDLORD’S LIABILITY. Landlord’s obligations hereunder shall be binding upon Landlord only for the period of time that Landlord is in ownership of the Building; and, upon termination of that ownership, Tenant, except as to any obligations which are then due and owing, shall look solely to Landlord’s successor in interest in the Building for the satisfaction of each and every obligation of Landlord hereunder. Landlord shall have no personal liability under any of the terms, conditions or covenants of this Lease and Tenant shall look solely to the equity of Landlord in the Building for the satisfaction of any claim, remedy or cause of action accruing to Tenant as a result of the breach of any section of this Lease by Landlord. In addition to the foregoing, no recourse shall be had for an obligation of Landlord hereunder, or for any claim based thereon or otherwise in respect thereof, against any past, present or future trustee, member, partner, shareholder, officer, director, partner, agent or employee of Landlord, whether by virtue of any statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such other liability being expressly waived and released by Tenant with respect to the above-named individuals and entities. Nothing contained herein shall be deemed a waiver of Tenant’s rights in law or equity to pursue claims or causes of action against Landlord for any breach or default of this Lease.
     25. RELOCATION. Landlord, at its sole expense, on at least sixty (60) days’ prior written notice to Tenant, may require Tenant to move from the Premises to another suite of substantially comparable size, décor, level of finish and exposure to external windows in the Building. In the event of any such relocation, Landlord shall pay all the expenses of preparing and decorating the new premises, including the costs of rewiring and recabling the new premises, so that they will be substantially similar to the Premises and shall also pay the expenses of moving Tenant’s furniture, equipment and other personal property to the new premises. Landlord shall have the right to relocate Tenant no more frequently than once during the original Term and once during the Renewal Term in the event Tenant exercises its renewal right as set forth in Article 29 below.
     26. MISCELLANEOUS PROVISIONS. (a) Successors. The respective rights and obligations provided in this Lease shall bind and inure to the benefit of the parties hereto, their successors and assigns; provided, however, that no rights shall inure to the benefit of any successors or assigns of Tenant unless Landlord’s written consent for the transfer to such successor and/or assignee has first been obtained as provided in Article 9 hereof; (b) Governing Law. This Lease shall be construed, governed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to principles relating to conflicts of law; (c) Entire Agreement. This Lease, including the Exhibits and any Riders hereto, supersedes any prior discussions, proposals, negotiations and discussions between the parties and the Lease contains all the agreements, conditions, understandings, representations and warranties made between the parties hereto with respect to the subject matter hereof, and may not be modified orally or in any manner other than by an agreement in writing signed by both parties hereto or their respective successors in interest. Without in any way limiting the generality of the foregoing, this Lease can only be extended pursuant to the terms hereof, with the due exercise of an option (if any) contained herein pursuant to a written agreement signed by both Landlord and Tenant specifically extending the term. No negotiations, correspondence by Landlord or offers to extend the term shall be deemed an extension of the termination date for any period whatsoever; (d) Time of the Essence. TIME IS OF THE ESSENCE IN ALL PROVISIONS OF THIS LEASE, INCLUDING ALL NOTICE PROVISIONS TO BE PERFORMED BY OR ON BEHALF OF TENANT; (e) Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than any payment of Fixed Rent or Additional Rent herein stipulated shall be deemed to be other than on account of the earliest stipulated Fixed Rent or Additional Rent due and payable hereunder, nor shall any endorsement or statement or any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other right or remedy provided for in this Lease, at law or in equity; (f) Force Majeure. If by reason of strikes or other labor disputes, fire or other casualty (or reasonable delays in adjustment of insurance), accidents, orders or regulations of any Federal, State, County or Municipal authority, or any other cause beyond Landlord’s reasonable control, Landlord is unable to furnish or is delayed in furnishing any utility or service required to be furnished by Landlord under the provisions of this Lease or is unable to perform or make or is delayed in performing or making any installations, decorations, repairs, alterations, additions or improvements, or is unable to fulfill or is delayed in fulfilling any of Landlord’s other obligations under this Lease, no such inability or delay shall constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of Fixed Rent, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or its agents, by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant’s business, or otherwise; (g) Financial Statements. Tenant shall furnish to Landlord, Landlord’s Mortgagee, prospective Mortgage or purchaser reasonably requested financial information. So long as the stock of Tenant is publicly traded and Tenant files its financial statements with the Securities and Exchange Commission (the “SEC”), Landlord agrees to accept such financial statements filed with the SEC in satisfaction of the requirement set forth in this paragraph (g); (h) Authority. Tenant represents and warrants that (a) Tenant is duly organized, validly existing and legally authorized to do business in the Commonwealth of Pennsylvania, and (b) the persons executing this Lease are duly authorized to execute and deliver this Lease on behalf of Tenant; (i) Attorneys’ Fees. In connection with any litigation arising out of this Lease, the prevailing party, Landlord or Tenant, shall be entitled to recover all costs incurred, including reasonable attorneys’ fees; and (j) Quiet Enjoyment. Provided Tenant has performed all of the terms and conditions of this Lease, including the payment of Fixed Rent and Additional Rent, to be performed by Tenant, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance from Landlord, or anyone claiming by through or under Landlord under and subject to the terms and conditions of this Lease and of any mortgages now or hereafter affecting all of or any portion of the Premises.
     27. CONSENT TO JURISDICTION. Tenant hereby consents to the exclusive jurisdiction of the state courts located in Montgomery and Delaware Counties and to the federal courts located in the Eastern District of Pennsylvania.
     28. OFAC COMPLIANCE. Tenant represents, warrants and covenants that neither Tenant nor any of its partners, officers, directors, members or shareholders (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (“Order”) and all applicable provisions of Title III of the USA Patriot Act (Public Law No. 107-56 (October 26, 2001)); (ii) is listed on the Denied Persons List and Entity List maintained by the United States Department of Commerce; (iii) is listed on the List of Terrorists and List of Disbarred Parties maintained by the United States Department of State; (iv) is listed on any list or qualification of “Designated Nationals” as defined in the Cuban Assets Control Regulations 31 C.F.R. Part 515; (v) is listed on any other publicly available list of terrorists, terrorist organizations or narcotics traffickers maintained by the United States Department of State, the United States Department of Commerce or any other governmental authority or pursuant to the Order, the rules and regulations of OFAC (including without limitation the Trading with the Enemy Act, 50 U.S.C. App. 1-44; the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06; the unrepealed provision of the Iraq Sanctions Act, Publ.L. No. 101-513; the United Nations Participation Act, 22 U.S.C. § 2349 as-9; The Cuban Democracy Act, 22 U.S.C. §§ 6001-10; The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 233; and The Foreign Narcotic Kingpin Designation Act, Publ. L. No. 106-120 and 107-108, all as may be amended from time to time); or any other applicable requirements contained in any enabling legislation or other Executive Orders in respect of the Order (the Order and such other rules, regulations, legislation or orders are collectively called the “Orders”); (vi) is engaged in activities prohibited in the Orders; or (vii) has been convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes or in connection with the Bank Secrecy Act (31 U.S.C. §§ 5311 et. seq.). Tenant hereby agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorney’s fees and costs) arising from or related to any breach of the foregoing representation, warranty and covenant. The breach of this representation, warranty and covenant by Tenant shall be an immediate Event of Default under this Lease without cure.
     29. RENEWAL. Provided Tenant is neither in default of nor have Events of Default occurred more than twice during the Term, Tenant is fully occupying the Premises and the Lease is in full force and effect, Tenant shall have the right, in its sole discretion, to renew this Lease for one term of five (5) years beyond the end of the initial Term (the “Renewal Term”). Tenant shall furnish written notice of intent to renew ten (10) months prior to the expiration of the initial Term, failing which, such renewal right shall be deemed waived; time being of the essence. The terms and conditions of this Lease during the Renewal Term shall remain unchanged except that the annual Fixed Rent for the Renewal Term shall be the Fair Market Rent (as such term is hereinafter defined). All factors regarding Additional Rent shall remain unchanged, and no Tenant Allowance shall be included in the absence of further agreement by the parties. Anything herein contained to the contrary notwithstanding, Tenant shall have no right to renew the term hereof other than or beyond the term hereinabove described unless otherwise agreed to by the parties. It shall be a condition of such Renewal Term that Landlord and Tenant shall have executed, not less than eight (8) months prior to the expiration of the initial Term, an appropriate amendment to this Lease, in form and content reasonably satisfactory to each of them, memorializing the extension of the term hereof for the Renewal Term.
          For purposes of this Lease, “Fair Market Rent” shall mean the base rent for lease renewals, for comparable space in the Radnor submarket, net of all free or reduced rent periods, work letters, cash allowances, fit-out periods and other tenant inducement concessions however denominated except as hereinafter provided. In determining the Fair Market Rent, Landlord, Tenant and any appraiser shall take into account applicable measurement and the loss factors, applicable lengths of lease term, differences in size of the space demised, the location of the Building and comparable buildings, amenities in the Building and comparable buildings, the ages of the Building and comparable buildings, differences in base years or stop amounts for operating expenses and tax escalations and other factors normally taken into account in determining Fair Market Rent. The Fair Market Rent shall reflect the level of improvement to be made by Landlord to the space and the Recognized Expenses and Taxes under this Lease. If Landlord and Tenant cannot agree on the Fair Market Rent, the Fair Market Rent shall be established by the following procedure: (1) Tenant and Landlord shall agree on a single MAI certified appraiser who shall have a minimum of ten (10) years experience in real estate leasing in the market in which the Premises is located and who has not conducted within the previous five (5) years and does not presently conduct and does not anticipate conducting business in the future with either Tenant or Landlord, (2) Landlord and Tenant shall each notify the other (but not the appraiser), of its determination of such Fair Market Rent and the reasons therefor, (3) during the next seven (7) days both Landlord and Tenant shall prepare a written critique of the other’s determination and shall deliver it to the other party, (4) on the tenth (10th) day following delivery of the critiques to each other, Landlord’s and Tenant’s determinations and critiques (as originally submitted to the other party, with no modifications whatsoever) shall be submitted to the appraiser, who shall decide whether Landlord’s or Tenant’s determination of Fair Market Rent is more correct. The determinations so chosen shall be the Fair Market Rent. The appraiser shall not be empowered to choose any number other than the Landlord’s or Tenant’s. The fees of the appraiser shall be paid by the non-prevailing party.
     30. EARLY TERMINATION. Tenant shall have the right to terminate this Lease at the end of the 77th Month of the Term without causing an Event of Default hereunder, provided (a) Tenant gives Landlord not less than ten (10) months’ prior written notice and (b) pays to Landlord, at least sixty (60) days prior to the date of termination, (i) an amount equal to the unamortized cost of the Landlord’s Work, brokerage commissions and tenant concessions amortized over a term of one hundred twenty-five (125) months together with interest at the rate of ten percent (10%) per annum plus (ii) the Fixed Rent for Months 78 and 79 of the Term (the “Early Termination Fee”). Notwithstanding anything to the contrary contained herein, if Tenant elects, in its sole discretion, to lease space in another building which is owned and/or operated by either Landlord or Brandywine Realty Trust and the parties enter into a mutually-satisfactory lease for the new space, then Tenant shall not be required to pay the Early Termination Fee or any other cost, fee or expense for such early termination.
     31. LANDLORD’S WAIVER. So long as no Event of Default has occurred hereunder, Landlord agrees to execute landlord’s waivers in form and content reasonably satisfactory to Landlord in conjunction with the financing of Tenant’s fixtures, inventory and equipment or to secure a line of credit.

     IN WITNESS WHEREOF, the parties hereto have executed this Lease, under Seal, the day and year first above written.

WITNESS:	LANDLORD:

RADNOR PROPERTIES-SDC, L.P.

	By:	Radnor GP-SDC, L.L.C.,
its general partner

	By:	DAVID S. RYDER

	Name:	David S. Ryder
	Title:	Senior Vice President

ATTEST:	TENANT:

HEALTH BENEFITS DIRECT CORPORATION

ANTHONY R. VERDI	By:	ALVIN H. CLEMENS

Name: Anthony R. Verdi	Name:	Alvin H. Clemens
Title: Asst. Secretary	Title:	Chairman
IF THIS LEASE IS NOT SIGNED BY TENANT BY JULY 7, 2006, IT WILL AUTOMATICALLY BECOME NULL AND VOID.

EXHIBIT “A”
SPACE PLAN

EXHIBIT “B”

Tenant: Health Benefits Direct Corporation
Premises:	Building “B”,
150 Radnor-Chester Road
Square Footage: 7,414
Suite Number: 101
CONFIRMATION OF LEASE TERM
     THIS MEMORANDUM is made as of the ___ day of                     , 2006, between RADNOR PROPERTIES-SDC, L.P., a Delaware limited partnership, with an office at 555 East Lancaster Avenue, Suite 100, Radnor, PA 19462 (“Landlord”), and HEALTH BENEFITS DIRECT CORPORATION, a Delaware corporation, with its principal place of business at                                                                                                              (“Tenant”), who entered into a lease dated for reference purposes as of July ___, 2006, covering certain premises located at Suite 101, Building “B”, 150 Radnor-Chester Road, Radnor, PA 19087. All capitalized terms, if not defined herein, shall be defined as they are defined in the Lease.
     1. The Parties to this Memorandum hereby agree that the date of                                         , 2006, is the Commencement Date of the Term, that the date                                         , 200_, is the Rent Commencement Date and the date                                           , 201_, is the expiration date of the Lease.
     Basic Rent schedule is as follows:

PORTION			MONTHLY	ANNUAL
OF TERM	PER R.S.F.		INSTALLMENTS	FIXED RENT
Months 1 – 5	$0.00	+	$0.00	$0.00
Months 6 – 12	$30.00	*¥	$13,095.00	$157,140.00
Months 13 – 17	$30.00	*	$18,535.00	$222,420.00
Months 18 – 29	$30.50	*	$18,843.92	$226,127.00
Months 30 – 41	$31.00	*	$19,152.83	$229,834.00
Months 42 – 53	$31.50	*	$19,461.75	$233,541.00
Months 54 – 65	$32.00	*	$19,770.67	$237,248.00
Months 66 – 77	$32.50	*	$20,079.58	$240,955.00
Months 78 – 89	$33.00	*	$20,388.50	$244,662.00
Months 90 – 101	$33.50	*	$20,697.42	$248,369.00
Months 102 – 113	$34.00	*	$21,006.33	$252,076.00
Months 114 – 125	$34.50	*	$21,315.25	$255,783.00

+	plus any charges set forth in Article 5 below

*	plus any charges set forth in Articles 4 and 5 below

¥	Fixed Rent is based on 5,238 rentable square feet

     2. Tenant hereby confirms the following:
          (a) That it has accepted possession of the Premises pursuant to the terms of the Lease;
          (b) That the improvements, including the Landlord Work, required to be furnished according to the Lease by Landlord have been Substantially Completed;
          (c) That Landlord has fulfilled all of its duties of an inducement nature promised to Tenant;
          (d) That there are no offsets or credits against rentals, and the $100,000 Security Deposit/Letter of Credit has been paid as provided in the Lease;
          (e) That there is no default by Landlord or Tenant under the Lease and the Lease is in full force and effect.
     3. Landlord hereby confirms to Tenant that its Building Number is 597 and its Lease Number is                     . This information must accompany each Rent check or wire payment.

4. Tenant’s Notice Address is:	Tenant’s Billing Address is:

Attn:	Attn:

Phone No.:	Phone No.:

Fax No.:	Fax No.:

E-mail:	E-mail:

     5. This Memorandum, each and all of the provisions hereof, shall inure to the benefit, or bind, as the case may require, the parties hereto, and their respective successors and assigns, subject to the restrictions upon assignment and subletting contained in the Lease.

WITNESS:	LANDLORD:

RADNOR PROPERTIES-SDC, L.P.

	By:	Radnor GP-SDC, L.L.C.,
its general partner

By:

Name: David S. Ryder
Title: Senior Vice President

ATTEST:	TENANT:

HEALTH BENEFITS DIRECT CORPORATION

By:

Name:	Name:
Title: Secretary	Title:

EXHIBIT “C”
CLEANING SPECIFICATIONS
OFFICE CLEANING SPECIFICATIONS
DAILY
Empty Trash and Recycle
Remove Spots/Spills from Carpet
Remove Visible Debris/Litter from Carpet
Spot Clean Desks and Tables
Straighten Chair – Furniture
Turn Off Lights
WEEKLY
Dust Desks and Computer Monitors
Vacuum Carpet
Clean Wastebaskets
Clean Light Fixtures and Vents
Clean Telephones
Clean Walls, Switch Plates and Baseboards
Dust File Cabinets, Partitions and Bookshelves
Clean Chairs
Clean Doors
Clean Tables
Dust Pictures and Surfaces Over 5’
Dust Window Sills, Ledges and Radiators
Spot Clean Side Light Glass
RESTROOM CLEANING SPECIFICATIONS
DAILY
Sinks
Floors
Counters
Trash Receptacle
Toilet/Urinals
Dispensers
Door
Spot Clean Walls
Spot Clean Partitions

WEEKLY
Dust Lights
Dust Surfaces Over 5’
Ceiling Vents
Clean Walls
Clean Partitions
FLOOR CARE SPECIFICATIONS
DAILY
Spot Clean Carpet
WEEKLY
Burnish Polished Surfaces
MONTHLY
Machine Scrub Restroom Floors
Scrub and Recoat Copy Room Floors
Scrub and Recoat Kitchenette Floors
ONCE EVERY FOUR MONTHS
Shampoo Conference Room Carpets
YEARLY
Strip and Refinish all vinyl tile
THESE SPECIFICATIONS ARE SUBJECT TO CHANGE WITHOUT NOTICE.
THE COST FOR ANY CLEANING OVER AND ABOVE THE STANDARD CLEANING
SPECIFICATIONS IS TO BE BORNE BY THE TENANT.

EXHIBIT “D”
BUILDING RULES AND REGULATIONS
LAST REVISION: December 17, 2003
     Landlord reserves the right to rescind any of these rules and make such other and further rules and regulations, which do not adversely affect Tenant’s Permitted Uses of the Premise, as in the judgment of Landlord shall from time to time be needed for the safety, protection, care and cleanliness of the Building, the operations thereof, the preservation of good order therein and the protection and comfort of its tenants, their agents, employees and invitees, which rules when made and notice thereof given to Tenant shall be binding upon him, her or it in a like manner as if originally prescribed.
1.	Sidewalks, entrances, passages, elevators, vestibules, stairways, corridors, halls, lobby and any other part of the Building shall not be obstructed or encumbered by any Tenant or used for any purpose other than ingress or egress to and from each tenant’s premises. Landlord shall have the right to control and operate the common portions of the Building and exterior facilities furnished for common use of the tenants (such as the eating, smoking, and parking areas) in such a manner as Landlord deems appropriate.

2	No awnings or other projections shall be attached to the outside walls of the Building without the prior written consent of Landlord. All drapes, or window blinds, must be of a quality, type and design, color and attached in a manner approved by Landlord.
3. No showcases or other articles shall be put in front of or affixed to any part of the exterior of the Building, or placed in hallways or vestibules without prior written consent of Landlord.
4. Restrooms and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed and no debris, rubbish, rags or other substances shall be thrown therein. Only standard toilet tissue may be flushed in commodes. All damage resulting from any misuse of these fixtures shall be the responsibility of the tenant who, or whose employees, agents, visitors, clients, or licensees shall have caused same.
5. No tenant, without the prior consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, shall mark, paint, drill into, bore, cut or string wires or in any way deface any part of the Premises or the Building of which they form a part except for the reasonable hanging of decorative or instructional materials on the walls of the Premises.
6. Tenants shall not construct or maintain, use or operate in any part of the Building any electrical device, wiring or other apparatus in connection with a loud speaker system or other sound/communication system which may be heard outside the Premises. Any such communication system to be installed within the Premises shall require prior written approval of Landlord, which approval shall not be unreasonable withheld, conditioned or delayed.

7. No mopeds, skateboards, scooters or other vehicles and no animals, birds or other pets of any kind shall be brought into or kept in or about the Building other than a service animal performing a specified task.
8. No tenant shall cause or permit any unusual or objectionable odors to be produced upon or permeate from its premises.
9. No space in the Building shall be used for the manufacture of goods for sale in the ordinary course of business, or for sale at auction of merchandise, goods or property of any kind.
10. No tenant, or employees of tenant, shall make any unseemly or disturbing noises or disturb or interfere with the occupants of this or neighboring buildings or residences by voice, musical instrument, radio, talking machines, or in any way. All passage through the Building’s hallways, elevators, and main lobby shall be conducted in a quiet, business-like manner. Skateboarding, rollerblading and rollerskating shall not be permitted in the Building or in the common areas of the Building.
11. No tenant shall throw anything out of the doors, windows, or down corridors or stairs of the Building.
12. Tenant shall not place, install or operate on the Premises or in any part of the Building, any engine, stove or machinery or conduct mechanical operations or cook thereon or therein (except for coffee machine, microwave oven, toasters and/or vending machine), or place or use in or about the Premises or Building any explosives, gasoline, kerosene oil, acids, caustics or any other flammable, explosive, or hazardous material without prior written consent of Landlord.
13. No smoking is permitted in the Building, including but not limited to the Premises, rest rooms, hallways, elevators, stairs, lobby, exit and entrances vestibules, sidewalks, parking lot area except for the designated exterior smoking area. All cigarette ashes and butts are to be deposited in the containers provided for same, and not disposed of on sidewalks, parking lot areas, or toilets within the Building rest rooms.
14. Tenants are not to install any additional locks or bolts of any kind upon any door or window of the Building without prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Each tenant must, upon the termination of tenancy, return to the Landlord all keys for the Premises, either furnished to or otherwise procured by such tenant, and all security access cards to the Building.
15. All doors to hallways and corridors shall be kept closed during business hours except as they may be used for ingress or egress.
16. Tenant shall not use the name of the Building or Landlord in any way in connection with his business except as the address thereof. Landlord shall also have the right to prohibit any advertising by tenant, which, in its sole opinion, tends to impair the reputation of the Building or its desirability as a building for offices, and upon written notice from Landlord, tenant shall refrain from or discontinue such advertising.

17. Tenants must be responsible for all security access cards issued to them, and to secure the return of same from any employee terminating employment with them. Lost cards shall cost $35.00 per card to replace. No person/company other than Building tenants and/or their employees may have security access cards unless Landlord grants prior written approval.
18. All deliveries by vendors, couriers, clients, employees or visitors to the Building which involve the use of a hand cart, hand truck, or other heavy equipment or device must be made via the Freight Elevator, if such Freight Elevator exists in the Building. Tenant shall be responsible to Landlord for any loss or damage resulting from any deliveries made by or for tenant to the Building. Tenant shall procure and deliver a certificate of insurance from tenant’s movers which certificate shall name Landlord as an additional insured.
19. Landlord reserves the right to inspect all freight to be brought into the Building, and to exclude from the Building all freight or other material which violates any of these rules and regulations.
20. Tenant will refer all contractors, contractors’ representatives and installation technicians, rendering any service on or to the premises for tenant, to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed, before performance of any contractual service or access to Building. This provision shall apply to all work performed in the Building including installation of telephones, telegraph equipment, electrical devices and attachments and installations of any nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment or any other physical portion of the Building. Landlord reserves right to require that all agents of contractors/vendors sign in and out of the Building.
21. Landlord reserves the right to exclude from the Building at all times any person who is not known or does not properly identify himself to Landlord’s management or security personnel.
22. Landlord may require, at its sole option, all persons entering the Building after 6 PM or before 7 AM, Monday through Friday and at any time on Holidays, Saturdays and Sundays, to register at the time they enter and at the time they leave the Building.
23. No space within the Building, or in the common areas such as the parking lot, may be used at any time for the purpose of lodging, sleeping, or for any immoral or illegal purposes.
24. No employees or invitees of tenant shall use the hallways, stairs, lobby, or other common areas of the Building as lounging areas during “breaks” or during lunch periods.
25. No canvassing, soliciting or peddling is permitted in the Building or its common areas by tenants, their employees, or other persons.
26. No mats, trash, or other objects shall be placed in the public corridors, hallways, stairs, or other common areas of the Building.

27. Tenant must place all recyclable items of cans, bottles, plastic and office recyclable paper in appropriate containers provided by Landlord in each tenant’s space. Removal of these recyclable items will be by Landlord’s janitorial personnel.
28. Landlord does not maintain suite finishes which are non-standard, such as kitchens, bathrooms, wallpaper, special lights, etc. However, should the need arise for repair of items not maintained by Landlord, Landlord, after providing Tenant with reasonable notice and an opportunity to repair such items, may arrange for the work to be done at Tenant’s expense. In the alternative, Tenant may select a contractor reasonably acceptable to Landlord to complete the repairs.
29. Drapes installed by tenant, which are visible from the exterior of the Building, must be cleaned by Tenant, at its own expense, at least once a year.
30. No pictures, signage, advertising, decals, banners, etc. are permitted to be placed in or on windows in such a manner as they are visible from the exterior, without the prior written consent of Landlord.
31. Tenant or tenant’s employees are prohibited at any time from eating or drinking in hallways, elevators, rest rooms, lobby or lobby vestibules.
32. Tenant shall be responsible to Landlord for any acts of vandalism performed in the Building by its employees, agents, invitees or visitors.
33. No tenant shall permit the visit to its Premises of persons in such numbers or under such conditions as to interfere with the use and enjoyment of the entrances, hallways, elevators, lobby or other public portions or facilities of the Building and exterior common areas by other tenants.
34. Landlord’s employees shall not perform any work or do anything outside of their regular duties unless under special instructions from Landlord. Requests for such requirements must be submitted in writing to Landlord.
35. Tenant agrees that neither tenant nor its agents, employees, licensees or invitees will interfere in any manner with the installation and/or maintenance of the heating, air conditioning and ventilation facilities and equipment.
36. Landlord will not be responsible for lost or stolen personal property, equipment, money or jewelry from tenant’s area or common areas of the Building regardless of whether such loss occurs when area is locked against entry or not, unless due to Landlord’s intentional or negligent acts or omissions.
37. Landlord will not permit entrance to tenant’s Premises by use of pass key controlled by Landlord, to any person at any time without written permission of Tenant, except employees, contractors or service personnel supervised or employed by Landlord after first providing Tenant with at least 48 hours notice.

38. Tenant and its agents, employees and invitees shall observe and comply with the driving and parking signs and markers on the Building grounds and surrounding areas.
39. Tenant and its employees, invitees, agents, etc. shall not enter other separate tenants’ hallways, restrooms or premises unless they have received prior approval from Landlord’s management.
40. Tenant shall not use or permit the use of any portion of the Premises for outdoor storage.
************

EXHIBIT “E”
LIST OF CONSTRUCTION DOCUMENTS
[To be attached after Lease execution]